TerreStar Corporation, EB (Elektrobit) and Flextronics Agree on Manufacturing Services for TerreStar
GENUS, the First Satellite-Terrestrial Smartphone

OULU, FINLAND, RESTON, VA, AND SINGAPORE – December 2, 2009 – Elektrobit Inc, a subsidiary of EB, Elektrobit Corporation (OMX: EBC1V), a leading developer of cutting-edge embedded technology solutions for automotive and wireless industries, and mobile communications provider TerreStar Corporation (NASDAQ: TSTR), have expanded their relationship to include EB’s provision of turnkey product delivery services to TerreStar for the TerreStar™ GENUS™ Smartphone, an EB design. EB has sub-contracted with leading Electronics Manufacturing Services (EMS) provider Flextronics (NASDAQ: FLEX), to help provide these product delivery services.

The TerreStar GENUS Smartphone is an innovative mobile device that combines 3G terrestrial wireless capability with satellite voice and data services – all in a standard smartphone size and form factor. The TerreStar GENUS provides an enhanced end-user experience by leveraging the Windows Mobile® 6.5 operating system, rich smartphone functionality and premium features, such as a touchscreen, WiFi, Bluetooth®, GPS and a QWERTY keyboard, with satellite ubiquity and security.  The TerreStar GENUS can be used throughout the United States, Puerto Rico, the U.S. Virgin Islands and offshore coastal waters, and is intended to work as a user’s everyday cellular smartphone, with satellite access capability as a secondary option, when needed.

To provide TerreStar the agreed product delivery services, EB has sub-contracted with Flextronics for comprehensive electronics manufacturing services, forward and reverse logistics, and aftermarket services support. This partnership will provide TerreStar with cost efficient manufacturing and complete supply chain visibility for the TerreStar GENUS Smartphone. By working with EB and its partner network, TerreStar can align its business objectives with device demand and an ongoing logistics and product lifecycle strategy.

“We remain committed to transforming the mobile experience by bringing the next generation of handheld solutions to market that will provide true mobile convergence and ubiquitous voice, data and video access across cellular and satellite connectivity options,” said Steve AuBuchon, TerreStar’s vice president of product management. “Partnering with EB and Flextronics was a strategic move, as each brings extensive expertise from across the wireless value chain to enable TerreStar to quickly and cost-effectively meet its aggressive go-to-market initiatives.”

Flextronics was chosen for its proven track record of delivering cost effective manufacturing and logistics services to OEMs of mobile devices. They will manufacture and provide support services initially from its Linkoping, Sweden location.

“We understand TerreStar’s need to assemble the right set of product delivery business assets to enable them to bring this new category of integrated satellite-terrestrial devices to market,” said Francois Barbier, president Global Operations, Flextronics. “Our goal is to work closely with EB to ensure TerreStar has an efficient supply chain; offering operational advantages based on fewer touch points and lower cost. Our SBS (Special Business Solutions) organization enables our Customers to utilize Flextronics scalability to support future business growth. This is another great win for our SBS team.”

The terms of today’s agreement with TerreStar highlight EB’s newly announced business model to offer complete products leveraging manufacturing partners. This service is in addition to EB’s current service offering: pairing EB’s technology assets and advanced research and development services with third party components to engineer creative wireless ecosystems.

“We are pleased to expand our long-standing relationship with TerreStar to include product delivery services, as we continually look to offer as much value as possible in every business relationship we engage in,” said Jani Lyrintzis, vice president, Wireless Solutions, EB. “Together with our partners, we are working to deliver the first satellite-terrestrial smartphone to one of the world’s most recognized mobile operators.”

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About TerreStar Corporation
TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd. For additional information on TerreStar Corporation, please visit the company's website at www.terrestar.com.

About TerreStar Networks Inc.
TerreStar Networks (www.terrestar.com), a majority owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to offer a reliable, secure and resilient satellite terrestrial mobile broadband network that will provide voice, data and video services dedicated to helping solve the critical communication and business continuity challenges faced by government, emergency responders, enterprise businesses and rural communities.  TerreStar expects to offer next generation mobile communications through a network of partners and service providers to users who need “anywhere” coverage throughout the United States.

About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com

About EB (Elektrobit Corporation)
EB creates advanced technology and turns it into enriching end-user experiences. EB is specialized in demanding embedded software and hardware solutions for wireless and automotive industries. The net sales for the year 2008 totalled MEUR 172.3. Elektrobit Corporation is listed on NASDAQ OMX Helsinki. www.elektrobit.com.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Windows Mobile is a registered trademark of Microsoft Corporation.  Bluetooth is a registered trademark of Bluetooth SIG.

For more information, please contact:
Kelly Adams, Director, Marketing and Communications	Mari Kähkönen, Director, Marketing
TerreStar Networks	EB Wireless Solutions
Mobile: +1 703-483-7966	Mobile: +358 40 344 5348
Email: Kelly.Adams@terrestar.com	Email: mari.kahkonen@elektrobit.com

Renee Brotherton	Chris Fallon
Flextronics, Vice President, Corporate Communications	Ruder Finn for TerreStar Networks, EB
Phone: +1 408-576-7189	Phone: +1 212-715-1691
Email: renee.brotherton@flextronics.com	Email: fallonc@ruderfinn.com

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